EXHIBIT 99.1

INCOME STATEMENT	2015E	2016E	2017E	2018E
(In thousands)
Revenues	$351,734	$373,810	$592,755	$635,103
Operating Costs	320,255	315,219	366,273	382,439
Gross Profit	31,479	58,591	226,482	252,664
General & Administrative	59,651	59,390	60,388	61,308
EBITDA	(28,172)	(799)	166,094	191,356
Depreciation and Amortization	128,811	69,721	80,113	93,179
Operating Income	(156,983)	(70,520)	85,981	98,177
Interest (Expense)	(85,185)	(45,139)	(51,686)	(51,686)
Other Income (Expenses)	(1,583)	496	233	238
Restructuring (Expense)	(35,798)	—	—	—
Pretax Income	(279,549)	(115,163)	34,528	46,729
Income Tax (Expense)	(7,923)	(9,367)	(15,935)	(15,533)
Net Income (Loss)	$(287,472)	$(124,530)	$18,593	$31,196

BALANCE SHEET	2015E	2016E	2017E	2018E
(In thousands)
ASSETS
Current Assets:
Cash and Equivalents	$500,841	$156,937	$159,120	$180,517
Restricted Cash	1,000	—	—	—
Accounts Receivable, Trade	68,056	103,235	132,310	140,646
Other Current Assets	27,449	27,449	27,449	27,449
Total Current Assets	597,346	287,621	318,879	348,612
Net Fixed Assets	1,536,614	1,733,672	1,726,573	1,732,336
Total Other Assets	26,123	23,573	22,925	22,277
Total Assets	$2,160,083	$2,044,866	$2,068,377	$2,103,225

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$39,142	$47,395	$51,253	$53,745
Other Current Liabilities	120,295	117,295	114,294	111,294
Total Current Liabilities	159,437	164,690	165,547	165,039
Long-Term Debt	437,250	440,250	443,250	446,250
Other Liabilities	19,569	18,129	16,689	15,249
Total Equity	1,543,827	1,421,797	1,442,891	1,476,687
Total Liabilities & Stockholders' Equity	$2,160,083	$2,044,866	$2,068,377	$2,103,225

EXHIBIT 99.1

CASH FLOW STATEMENT	2015E	2016E	2017E	2018E
(In thousands)
Cash Flows from Operating Activities:
Net Income	$(287,472)	$(124,530)	$18,593	$31,196
Depreciation and Amortization	128,811	69,721	80,113	93,179
Other	12,938	6,148	6,148	6,248
Changes in Working Capital	97,722	(31,366)	(29,657)	(10,284)
Net Cash Provided by (Used in) Operating Activities	(48,001)	(80,027)	75,197	120,339

Cash Flows from Investing Activities:
Capital Expenditures	(101,195)	(264,877)	(73,014)	(98,942)
Proceeds from Asset Sales & Other	11,226	1,000	—	—
Net Cash (Used in) Investing Activities	(89,969)	(263,877)	(73,014)	(98,942)

Cash Flows From Financing Activities:
Issuance of Debt	436,500	—	—	—
Financing Costs	(5,625)	—	—	—
Net Cash Provided by Financing Activities	430,875	—	—	—

Net Change in Cash	292,905	(343,904)	2,183	21,397
Beginning Cash Balance	207,936	500,841	156,937	159,120
Ending Cash Balance	$500,841	$156,937	$159,120	$180,517